AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        This Amended and Restated Employment Agreement (the “Agreement”) is entered into as of September 23, 2021 (the “Effective Date”), by and between Axos Bank, a federal savings bank (“Bank’) and Andrew Micheletti (“Executive”) Bank and Executive are sometimes collectively referred to in this Agreement as the “Parties.” As used in this Agreement, the term “Effective Date” means the date this Amended and Restated Employment Agreement becomes effective.

Recitals
    A.    Bank and Executive entered into that certain First Amended Employment Agreement (the “First Agreement”) dated April 22, 2010 and wish to amend and restate such employment relationship in this Agreement.

    B.    Bank desires to continue to employ Executive and avail itself of his skill, knowledge and experience in the management of Bank’s business.

    B.    The Parties desire to set forth in this Agreement the continuing terms of Executive’s employment by Bank.

        The Parties therefore agree as follows:

    A.    TERM OF EMPLOYMENT

1.Term. Bank employs Executive to perform the duties described in this Agreement, and Executive accepts such employment, for a term of three years commencing on the Effective Date and ending on the day preceding the three year anniversary of the Effective Date (the “Term”), except this Agreement may be terminated prior to the end of the Term by Bank or Employee in accordance with and subject to the terms of Paragraph F. (Termination) of this Agreement.
    B.    DUTIES OF EXECUTIVE

        Subject to the direction of the Chief Executive Officer of the Bank (the “CEO”), Executive shall perform the duties ascribed to the Executive and shall have the title of Executive Vice President, Finance (or as modified from time-to-time by the CEO). During the Term, Executive shall perform exclusively for the Bank, Axos Financial, (or the “Bank’s Affiliates” as assigned by CEO) the services contemplated in this Agreement, faithfully, diligently and to the best of Executive’s ability, consistent with the highest and best standards of the banking industry and in compliance with all applicable laws and regulations and the Bank’s federal stock charter and bylaws. Except as permitted by the prior written consent of the CEO, Executive shall devote Executive’s entire working time, ability and attention to the business of the Bank and the Bank’s Affiliates, including Axos Financial, Inc. (the “Company”) during the Term.

    C.    COMPENSATION

        1.    Base Salary. In consideration of Executive’s services to be performed under this Agreement, Bank shall pay or cause to be paid to Executive a base salary of $350,000 per annum payable in equal installments in conformity with Bank’s normal payroll periods.

2.    Cash Bonus. Executive shall be eligible to receive a discretionary cash bonus award with an annual target bonus of 100 percent (100%) of Executive’s then current annual Base Salary payable semi-annually in conformity with the Bank’s normal bonus periods. The cash bonus awards may be increased to a level above the annual target of 100% or decreased to a level between 100% and 0% of annual target.
    D.    EXECUTIVE BENEFITS

        1.    Vacation. Executive shall be entitled to vacation as prescribed in the Bank’s Employee Manual maintained on the Bank’s Intranet. In the event this Agreement is terminated pursuant to Paragraph F.2, Bank reserves the right to require Executive to take any unused vacation time prior to the Date of Termination (as defined in Paragraph F.2).

        2.    Directors and Officers Liability Insurance. Bank shall provide for Executive, at Bank’s expense, coverage under a directors and officers liability insurance policy in such amounts and on such terms as may be approved by Bank’s board of directors and as may be consistent with such coverage provided by the Bank and the Bank’s Affiliates for its other officers and directors. The Bank and the Company shall maintain any existing officer Indemnification Agreement with the Executive during the term of this Agreement, and as provided in Paragraph G.2 of this Agreement.

        3.    Group Insurance Benefits; and Death Benefit. Executive shall participate in all group insurance plans provided by Bank for all of its senior executive officers at Bank’s expense to the same extent and on the same terms as Bank’s other senior executive officers. Throughout the term of employment, the Bank shall, at its sole cost, provide a death benefit on the life of Executive in an amount equal to two times Executive’s then-current annual salary.

        4.    Restricted Stock. As of Effective Date, all restricted stock unit grants representing shares of Axos Financial, Inc. (“RSUs”) previously issued to Executive before the date of this Agreement, shall continue to vest in accordance with the original terms of each grant and the remaining three year vesting periods; provided, however, that such vesting shall be accelerated and all RSUs held by Executive that are unvested at the time of termination shall vest, and settle not later than sixty (60) days following the date the (i) the Executive is terminated by Bank for any reason in this Agreement except for those causes provided in Paragraph F.1. (a), (b), (c) and (e) of this Agreement , (ii) Executive’s employment terminates due to his death or disability, or (iii) upon a Change of Control (as defined below). Executive shall no longer be eligible for equity-based compensation, including RSUs, other than those unvested RSUs granted prior to the date of this Agreement.

        5.    Change of Control. “Change of Control” will mean the occurrence of any of the following events:

(i)Change in Ownership of Axos Financial, Inc. (the “Company”). A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company, except that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the board of directors of the Company (the “Board”) will not be considered a Change of Control;
(ii)Change in Effective Control of the Company. A change in the effective control of the Company which occurs (a) on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election or (b) on the date that the CEO as of the date of this Agreement, ceases to be the chief executive officer of the Bank or the Company; or
(iii)Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

        6.    Retirement, Profit Sharing and Other Plans. Executive shall be entitled to participate in any retirement plans, salary deferral and other deferred compensation plans, medical expense reimbursement plans and other similar plans that the Bank may establish with respect to all employees; provided, however, that nothing herein shall require Bank to establish or maintain any of such plans.

        7.    First Agreement. For the avoidance of doubt, nothing in this Agreement shall modify the terms of compensation payable under the First Agreement for the fiscal year period ended June 30, 2021.

    E.    BUSINESS EXPENSES AND REIMBURSEMENT

        1.    Business Expenses. Bank shall pay or reimburse Executive for any ordinary and necessary business expenses incurred by Executive in the performance of his duties and in acting for or on behalf of Bank during the Term, provided that: (a) each such expenditure is of a nature qualifying it as a proper deduction on the federal and state income tax returns of Bank as a business expense and not as deductible compensation to Executive, (b) Executive furnishes to Bank adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of such expenditures and deductible business expenses of Bank, and (c) Executive’s expense reimbursement reports are submitted for approval in accordance with Bank’s internal policies.

    F.    TERMINATION

        1.    Termination for Cause. Bank may terminate this Agreement for cause at any time without advance notice (unless noted otherwise in Paragraph F.1.) and without further obligation or liability to Executive, by action of the CEO:

            (a)    Executive’s continued intentional and demonstrated failure to perform his duties customarily associated with Executive’s position as an employee of the Company or its respective successors or assigns, as applicable, after Executive has received a written demand of performance from the Company that specifically sets forth the factual basis for the Company’s belief that Executive has not devoted sufficient time and effort to the performance of his duties and has failed to cure such non-performance within thirty (30) days after receiving such notice (it being understood that if Executive is in good-faith performing his or her duties, but is not achieving results the Company deems satisfactory for Executive’s position, it will not be considered to be grounds for termination of Executive “for cause”;

            (b)    Executive’s conviction of, or plea of nolo contendere to, a felony that the CEO reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; or ;

            (c)    Executive’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against, and causing material hardship to, the Bank or the Company or their respective successors or assigns, as applicable;

            (d)    If Executive dies or is found to be physically or mentally incapable of performing Executive’s duties for a consecutive period of ninety (90) days or greater by the CEO, reasonably and in good faith. Termination pursuant to disability under this subparagraph (d) shall become effective immediately on written notice of termination given by Bank to Executive after the expiration of such 90-day period; or

            (e)    If Bank is closed by the bank regulatory authorities or taken over by any of the bank regulatory authorities having jurisdiction over Bank’s activities.

        2.    Termination at Will. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated by either party at any time upon thirty (30) days’ written notice of termination to the other Party (“Notice of Termination”). As used in this Paragraph F.2, “Date of Termination” means the thirtieth (30th) day following the date on which Notice of Termination is given.

            (a)    Termination by Bank. In the event Bank (or its successor) elects to terminate this Agreement at Will or as a result of death or disability (as provided under Paragraph F. 1. (d) of this Agreement) prior to the expiration of the Term, Executive shall be entitled to his normal compensation (including accelerated vesting of RSUs as provided for in Paragraph D.4. and other vested benefits provided in Paragraph D.6.) plus additional cash severance from the Bank as follows: If the Date of Termination is within twelve (12) months of the date of this Agreement, Bank shall pay to Executive a cash severance payment equal to $175,000 on the Date of Termination. If the Date of Termination is after twelve (12) months and before 24 months after the date of this Agreement, Bank shall pay a cash severance payment equal to $87,500 on the Date of Termination. If the Executive is terminated 24 months or more after the date of this Agreement, Bank shall not pay Executive a cash severance payment. Furthermore, if Executive is terminated as a result of death as provided in Paragraph F. 1. (d) of this Agreement, the estate of the Executive shall be paid the life insurance proceeds as a benefit under Paragraph D. 3. of this Agreement.

            (b)    Termination by Executive. In the event Executive elects to terminate this Agreement by giving Notice of Termination prior to the expiration of the Term, Executive shall be entitled to such compensation as may be due and payable to him through and including such Date of Termination, but Executive shall not be entitled to any other additional compensation (except as may be required by law or by written agreement, including this Agreement) and shall not be entitled to acceleration of his unvested RSUs as provided for in Paragraph D.4. of this Agreement.

        3.    Effect of Termination. In the event of the termination of this Agreement prior to the completion of the Term for any of the reasons specified in Paragraphs F.1 (excluding subparagraph (d)) and F.2 (b), Executive shall be entitled to his compensation earned by Executive prior to the Date of Termination, as provided in this Agreement, computed pro rata up to and including the Date of Termination, but Executive shall not be entitled to any further compensation or other benefits for services rendered after the Date of Termination, except as otherwise set forth in this Agreement. As used in this Paragraph F.3. “Date of Termination” includes the effective date of any termination, whether pursuant to Paragraph F.1 or F.2.

    G.    GENERAL PROVISIONS

        1.    Solicitation of Customers and Employees. For any period during which Executive receives any salary from Bank and for a one-year period following any termination of Executive from Bank, Executive shall not solicit any customers or employees of Bank to move their banking or employment relationships from Bank. Nothing in this Agreement shall preclude Executive from any mass solicitation to groups and individual follow-up solicitations of persons or businesses named in any list or data base not specifically related to or previously defined by the Bank, even though the names of certain Bank customers may appear in such list or data base.

        2.    Indemnification. To the maximum extent permitted by law, the Bank and the Company shall indemnify the Executive and advance all defense costs and pay all expenses incurred by Executive in connection with the defense or settlement of, and shall pay and satisfy any judgments, awards, fines and penalties rendered, assessed or levied against Executive in, any judicial, arbitration, mediation or administrative suit, action, hearing, inquiry or proceeding (whether or not Bank or Company is joined as a party) relating to any acts or omissions of Executive alleged to have occurred (i) on behalf of the Bank, the Company or as a fiduciary of a benefit plan, or (ii) by Bank or Company or benefit plan. The Bank or Company shall not be obligated to defend, indemnify or hold Executive harmless from the consequences of his own negligent or reckless act or omission or willful misconduct or dishonesty as determined in a court of law. In addition, to the maximum extent permitted by law, Bank shall advance to Executive, upon receipt of the undertaking required by California Corporations Code Section 317(f) (and other statues), any expenses incurred in defending against any such proceeding to which Executive is a party or has been threatened to be made a party. This Paragraph G. 2. shall in all events survive any termination of this Agreement.

        3.    Return of Property. Executive expressly agrees that all manuals, documents, files, reports, studies, instruments, equipment and other materials and property used and/or developed by Bank or Executive (whether on his personal time or while performing services for the Bank) during the Term (“Preparatory Work”) are the sole property of Bank, and that Executive has no right, title or interest in such property. Executive further agrees that, subject to the execution of this Agreement, all Preparatory Work is the sole property of Bank, and that Executive has no right, title or interest, legal or beneficial, in such Preparatory Work or in any benefits that may arise from such Preparatory Work. Upon termination of this Agreement for any reason, Executive or Executive’s representative shall promptly deliver possession of all of said property to Bank in original or good, operating condition, normal wear and tear excepted.

        4.    Notices.
Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing (e.g., the Executive address on file with the Company for payroll purposes). In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its President and CEO.

        5.    Benefit of Agreement; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective executors, administrators, successors and assigns. This Agreement is for the personal services of Executive and may not be assigned by Executive.

        .
        6.    Captions and Paragraphs Headings. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in constructing it.

        7.    Invalid Provisions. Should any provision of this Agreement for any reason be declared invalid, void, or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portion shall not be affected, and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with the said provision eliminated.

        8.    Entire Agreement. This Agreement contains the entire agreement of the Parties. It supersedes any and all other agreements or understandings, whether oral or written, between the Parties with respect to the employment of Executive by Bank. The terms of this Agreement in Paragraph D.4 applicable to restricted stock supersede the terms of the Plan or any agreement between the Parties to the extent the terms of the Plan and any other agreement are inconsistent with the terms of Paragraph D.4. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, that are not embodied in this Agreement, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. Additionally, terms of this Agreement will prevail in any conflicts with other agreements.

        9.    Attorney’s Fees. Each party shall bear his or its own attorneys’ fees and costs incurred in connection with the negotiation, preparation and delivery of this Agreement. However, if any action is instituted to enforce or interpret any of the obligations set forth in this Agreement, the prevailing party(ies) shall be entitled to recover its (their) reasonable attorneys’ fees and costs incurred in connection with the enforcement or interpretive action.

        10.    Trade Secrets. To the extent that during the Term, Bank develops any trade secrets, as that term is defined under California law, the Parties agree that such trade secrets belong to and are the property of the Bank. Executive agrees that for a period of one (1) year after the termination of this Agreement, Executive shall not disclose any of Bank’s trade secrets, directly or indirectly, or use them in any way in contravention of the rights of the Bank to such trade secrets.

        11.    Arbitration.

(a)The Company and Executive each agree that any and all disputes arising out of the terms of this Agreement, Executive's employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration under the arbitration rules set forth in California Code of Civil Procedure Sections 1280 through 1294.2, including Section 1281.8 (the "Act"), and pursuant to California law. Disputes that the Company and Executive agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims. The Company and Executive further understand that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.
(b) Procedure. The Company and Executive agree that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. ("JAMS"), pursuant to its Employment Arbitration Rules & Procedures (the "JAMS Rules"). The Arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing. The Arbitrator will have the power to award any remedies available under applicable law, and the Arbitrator will award attorneys' fees and costs to the prevailing party, except as prohibited by law. The Company will pay for any administrative or hearing fees charged by the Arbitrator or JAMS except that Executive will pay any filing fees associated with any arbitration that Executive initiates, but only so much of the filing fees as Executive would have instead paid had he or she filed a complaint in a court of law. The Arbitrator will administer and conduct any arbitration in accordance with the laws internal to the state of

California, including the California Code of Civil Procedure, and the Arbitrator will apply substantive and procedural law internal to the state of California to any dispute or claim; however, substantive federal law shall be applied to the extent it preempts California law. To the extent that the JAMS Rules conflict with California law, California law will take precedence, except to the extent preempted by applicable federal law, which shall then apply. The decision of the Arbitrator will be in writing. Any arbitration under this Agreement will be conducted in San Diego, California. Arbitration awards may be enforced in any court having jurisdiction over the party, and the party seeking to enforce the award shall be entitled to recover all enforcement costs, including, without limitation, attorney’s fees, from the other party.
(c)Remedy and Waiver of Jury Trial. Except as provided by the Act and this Agreement, arbitration will be the sole, exclusive, and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Act and this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. This arbitration election constitutes a waiver of a jury trial by Executive and Company with respect to all claims arising under or related to this Agreement.
(d)Administrative Relief. Executive understand that nothing in this Agreement restricts him or her from pursuing any administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to a claim or report an Executive may bring in good faith. Such agencies include, but are not limited to those related to employment, such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers' Compensation Board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim, except as permitted by law.
(e)Voluntary Nature of Agreement. Each of the Company and Executive acknowledges and agrees that such party is executing this Agreement voluntarily and without any duress or undue influence by anyone. Executive further acknowledges and agrees that he or she has carefully read this Agreement and has asked any questions needed for him or her to understand the terms, consequences, and binding effect of this Agreement and fully understand it, including that Executive is waiving his or her right to a jury trial. Executive also represents to the Company that, consistent with Executive being hired in a senior-level role, Executive is accustomed to, and experienced in reviewing and understanding contracts, including, without limitation, those with complex business terms. Executive further agrees that he or she has been provided an opportunity to seek the advice of an attorney of his or her choice before signing this Agreement. Executive acknowledges that availing him or herself of the benefits of this Agreement, including, without limitation, accepting payments pursuant to Section 3 hereof, shall constitute a conclusive and final election of remedies on the part of Executive.

        12.    Miscellaneous Provisions.

(a)No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.
(b)Other Requirements. Executive's receipt of any payments or benefits under Paragraph G.2(a) will be subject to Executive continuing to comply with the terms of any confidential information agreement executed by Executive in favor of the Company and the provisions of this Agreement.
(c)Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by the CEO of the Company. No waiver by either party of any breach of, or compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(d)Choice of Law and Interpretation. The validity, interpretation, construction and performance of this Agreement will be governed by the laws internal to the State of California, except to the extent preempted by applicable federal law. Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) shall be commenced in any state or federal court sitting in San Diego County, California, and the parties irrevocably accept and submit to the personal jurisdiction of and venue of such courts. Executive acknowledges that the Company has no duty to act in the Executive’s best interest, and that this Agreement, consistent with the recitals hereto, is intended to serve the Company’s best interests and shall be construed in this manner in the case of ambiguity.
(e)Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes.
(f)Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
(g)Amendment. This Agreement may be amended only in a writing signed by the Executive and the Company’s Chief Executive Officer, stating its intent to expressly amend provisions of this Agreement (it being understood that an exchange of emails shall not be deemed sufficient to amend this Agreement).
(h)Binding Effect. Executive and Company represent that this Agreement creates a binding obligation on the parties.

[Signature page follows.]

The Parties execute this Agreement as of the Effective Date first above written.

EXECUTIVE:                    Axos Bank
                        a federal savings bank

By: /s/ Andrew J. Micheletti        By: /s/ Gregory Garrabrants
Name:Andrew Micheletti            Name: Gregory Garrabrants
Title: EVP, Finance                Title: President and Chief Executive Officer

Consent of Axos Financial, Inc.

    By execution of this Agreement below, Axos Financial, Inc., a Delaware corporation, consents to and agrees to perform its obligations under the Agreement.

Axos Financial, Inc.

By:/s/ Gregory Garrabrants

Gregory Garrabrants, President and Chief Executive Officer